Exhibit 3.197

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:	ARAMARK Uniform Services
(Pittsburgh) LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:
By changing the First Article thereof so that, as amended, said Article shall be and read as follows: The name of the limited liability company is ARAMARK Uniform Services (Baltimore) LLC

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the third day of March , A.D. 2008 .

By:	/s/ Megan C. Timmins
Authorized Person(s)

Name:	Megan C. Timmins
Print or Type

CERTIFICATE OF FORMATION

OF

ARAMARK UNIFORM SERVICES (PITTSBURGH) LLC

1. The name of the limited liability company (the “Company”) is

ARAMARK Uniform Services (Pittsburgh) LLC

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of the Company is to engage in any and all business in which limited liability companies are permitted under the Delaware Limited Liability Company Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this second day of March, 2006.

By:	/s/ Lilly Dorsa
Lilly Dorsa Organizer